Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

MicroStrategy Incorporated’s subsidiaries as of February 13, 2013 are listed below.

821,393 LLC (Delaware)	MicroStrategy Holdings (Hong Kong) Co. Ltd. (Hong Kong)

Alert Media Group LLC (Delaware)	MicroStrategy Ibérica, S.L.U. (Spain)

Alert Media Group II LLC (Delaware)	MicroStrategy India Private Limited (India)

Angel.com Incorporated (Delaware)	MicroStrategy International Limited (Bermuda)

MicroStrategy Administration Corporation (Delaware)	MicroStrategy International II Limited (Bermuda)

MicroStrategy Enterprises, Inc. (Delaware)	MicroStrategy Italy S.r.l. (Italy)

MicroStrategy Management Corporation (Delaware)	MicroStrategy Japan Kabushiki Kaisha (MicroStrategy Japan Inc.) (Japan)

MicroStrategy Services Corporation (Delaware)	MicroStrategy Korea Co., Ltd. (Korea)

Reporting Technologies, Inc. (Delaware)	MicroStrategy Limited (United Kingdom)

Strategy.com Incorporated (Delaware)	MicroStrategy México, S. de R.L. de C.V. (Mexico)

AMG International C.V. (Netherlands)	MicroStrategy Middle East FZ-LLC (UAE – Dubai Free Zone)

Alert Media Group International B.V. (Netherlands)	MicroStrategy Poland sp. z.o.o (Poland)

MicroStrategy Austria GmbH (Austria)	MicroStrategy Portugal, Sociedade Unipessoal, Lda. (Portugal)

MicroStrategy Belgium BVBA (Belgium)	MicroStrategy Pty. Ltd. (Australia)

MicroStrategy Beijing R&D Center (China)	MicroStrategy Singapore Pte. Ltd. (Singapore)

MicroStrategy Benelux B.V. (Netherlands)	MicroStrategy Software (Shanghai) Co., Ltd. (China)

MicroStrategy Brasil Ltda. (Brazil)	MicroStrategy South Africa (Proprietary) Limited (South Africa)

MicroStrategy Canada Incorporated (Canada)	MicroStrategy Sweden AB (Sweden)

MicroStrategy China Technology Center Limited (China)	MicroStrategy Switzerland GmbH (Switzerland)

MicroStrategy Denmark ApS (Denmark)	MicroStrategy Yazilim Hizmetleri Ve Ürünleri Limited Şirketi (Turkey)

MicroStrategy Deutschland GmbH (Germany)	Strategy.com International Limited (Bermuda)

MicroStrategy France SARL (France)